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Exhibit 12


Computation of Ratio of Earnings to Fixed Charges
(amounts in millions except ratios)

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                                                                                 Six Months            Year
                                                                                    Ended              Ended
                                                                                   June 30,        December 31,
                                                                                     2002              2001
                                                                                   -------            -------
Income before income taxes, minority interests, equity income
     and extraordinary item                                                        $  73.1            $ 111.9
Add (deduct) earnings of less than 50% owned affiliates (net of distributed earnings) included in pretax income
Add losses of less than 50% owned affiliates included in pretax income
Add fixed charges, net of capitalized interest                                        40.0               69.9
Add previously capitalized interest amortized during the period                        0.1                0.1
                                                                                   -------            -------
Earnings                                                                           $ 113.2            $ 181.9
Gross interest expense including capitalized interest plus amortization of capitalized fees (fixed

charges)                                                                           $  42.8            $  80.2
Ratio of earnings to fixed charges                                                     2.6                2.3
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